CURO Group Holdings Corp. Announces Fourth Quarter and Full Year 2019
Financial Results, Initiates Dividend Program, Authorizes new $25.0 million Share Repurchase Program and Initiates 2020 Guidance

Wichita, Kansas--February 5, 2020-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its fourth quarter and full year ended December 31, 2019.

“We are pleased to report excellent quarterly and annual earnings growth,” said Don Gayhardt, President and Chief Executive Officer. “For the full year, our revenue and Adjusted Diluted Earnings per Share(1) grew 9.3% and 46.6%, respectively, versus 2018, and we generated substantial free cash that we invested in new growth opportunities and returned to shareholders in the form of $72.3 million of share repurchases. For our fourth quarter, outstanding growth in Canada, where revenue and Adjusted EBITDA(1) grew 18.3% and 131.2%, respectively, coupled with disciplined expense management, offset lower year-over-year growth in the U.S. caused by repositioning and optimization of our California Installment loan portfolios. We are introducing 2020 guidance which reflects our expectation that:

•	Canada will continue to be a strong growth engine;

•	U.S. regulatory changes will be manageable with earnings growth outside of California offsetting California declines;

•	Significant excess cash flow will be generated; and

•	We will continue to diversify our funding sources and be disciplined in our return of capital.”

Consolidated Summary Results - Unaudited

	For the Three Months Ended (2)			For the Twelve Months Ended (2)
(in thousands, except per share data)	12/31/2019	12/31/2018	Variance	12/31/2019	12/31/2018	Variance
Revenue	$302,294	$287,579	5.1%	$1,141,797	$1,045,073	9.3%
Gross margin	95,299	81,682	16.7%	378,616	325,470	16.3%
Company Owned gross loans receivable	665,828	571,531	16.5%	665,828	571,531	16.5%
Net income from continuing operations	29,571	15,418	91.8%	103,898	16,459	#
Adjusted Net Income (1)	34,793	22,885	52.0%	130,059	92,346	40.8%
Diluted Earnings per Share from continuing operations	$0.68	$0.32	#	$2.26	$0.34	#
Adjusted Diluted Earnings per Share (1)	$0.80	$0.48	66.7%	$2.83	$1.93	46.6%
EBITDA (1)	61,526	40,208	53.0%	230,848	120,837	91.0%
Adjusted EBITDA (1)	67,534	53,378	26.5%	261,132	219,823	18.8%
Weighted Average Shares - diluted	43,243	47,773		45,974	47,965
# - Variance greater than 100% or not meaningful
(1) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric; see the applicable reconciliations contained under "Results of Operations - CURO Group Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

(2) Excludes discontinued operations; see "Results of Discontinued Operations" for additional details.
Fourth quarter 2019 and subsequent developments include:

•
Revenue increase of $14.7 million, or 5.1%, over the prior-year period, driven primarily by revenue growth from Open-End loans in the U.S. and Canada, which more than outpaced the year-over-year decline in Unsecured and Secured Installment loan revenues stemming from California portfolio repositioning.

•
Growth in Company Owned gross loans receivable and Gross combined loans receivables of 16.5% and 13.9%, respectively, versus the prior-year period. Year-over-year comparisons benefited from the Q1 2019 Open-End Loss Recognition Change. See "Loan Volume and Portfolio Performance Analysis" for additional details on the Q1 2019 Open-End Loss Recognition Change. Excluding the impact of this change, Company Owned gross loans receivable and Gross combined loans receivables grew 7.7% and 6.2%, respectively. Further, excluding the negative impact of California portfolio repositioning, Company Owned gross loans receivable grew 21.6% year-over-year.

•
Consolidated quarterly net charge-off ("NCO") rates improvement of 200 basis points ("bps") compared to the prior-year quarter, primarily because of improvement in Canada. U.S. NCO rate comparisons were affected primarily by modestly higher charge-offs in the California Unsecured Installment portfolio and elevated Open-End charge-offs after strong asset expansion in the third quarter of 2019.

•	Net income from continuing operations and Adjusted Net Income increase of 91.8% and 52.0%, respectively.

•	Diluted Earnings per Share from continuing operations increase to $0.68 from $0.32 and Adjusted Diluted Earnings per Share increase to $0.80 from $0.48, as compared to the prior-year quarter.

•
Announcement of the acquisition of Ad Astra Recovery Services, Inc., our exclusive provider of third-party collection services for the U.S. business. The acquisition, which was completed on January 3, 2020, is expected to provide multiple synergies and be accretive to 2020 earnings as disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on December 16, 2019.

•	Authorization by our Board of Directors of a new share repurchase program, up to $25.0 million, of CURO common stock.

•
Initiation of a dividend program and declaration of our first quarterly cash dividend of $0.055 per share ($0.22 per share annualized) to be paid on March 2, 2020 to stockholders of record as of the close of business on February 18, 2020.

•
Executed a non-binding letter of intent for an additional $200 million Non-Recourse Revolving Credit Facility to fund our growing U.S. portfolios. This facility has a 90% advance rate with a 5.75% LIBOR spread.

Full-year 2019 developments include:

•
Revenue increase of $96.7 million, or 9.3%, over the prior year. Year-over-year revenue comparisons include approximately $49 million benefit from the Q1 2019 Open-End Loss Recognition Change, offset by a similar increase in provision expense.

•	Net Income from continuing operations of $103.9 million, an increase of $87.4 million compared to the prior year, and Diluted Earnings per Share of $2.26, up from $0.34 in the prior year.

•	Adjusted Net Income and Adjusted Diluted Earnings per Share growth of 40.8% and 46.6%, respectively, over the prior year.

•
Continued success with the Canada Open-End product transition, as the portfolio grew and matured and NCO rates improved. Canada Adjusted EBITDA increased $33.0 million over the prior year, from $25.9 million to $58.9 million.

•
During the period from April through July 2019, investment of an additional $3.8 million in Cognical Holdings, Inc. ("Katapult," formerly known as Zibby), an on-line virtual lease-to-own platform. As a result of this investment, our diluted ownership of Katapult increased to 43.8%.

•	Completion of the exit from the U.K. market during the first quarter of 2019, resulting in favorable U.S. tax consequences related to the loss on disposal.

•
Addition of two independent directors to our Board of Directors, which brought both compliance and human resources experience and insight, as announced in our Current Report on Form 8-K filed with the SEC on July 22, 2019.

•
Cumulative open market purchases of 4,069,796 shares through February 5, 2020 under the terms of our $50 million share repurchase program that was announced in April 2019. As of February 5, 2020, the authorized total under the repurchase program has been fully utilized.

•
The purchase of 2,000,000 shares from Friedman Fleischer & Lowe Capital Partners II, L.P. and its affiliated investment funds ("FFL"), a related party to the Company, as disclosed in our Current Report on Form 8-K filed with the SEC on September 3, 2019.

2020 Outlook

The Company is initiating its full-year 2020 revenue and non-GAAP adjusted earnings guidance, as follows:

•	Revenue in the range of $1.165 billion to $1.195 billion, an increase of $23.2 million, or 2.0%, to $53.2 million, or 4.7% over 2019

•	Adjusted Net Income in the range of $135 million to $145 million, an increase of $4.6 million, or 3.5% to $13.6 million, or 10.4%, over 2019

•	Adjusted EBITDA in the range of $265 million to $280 million, an increase of $3.9 million, or 1.5%, to $18.9 million, or 7.2%, over 2019

•	Adjusted Diluted Earnings per Share in the range of $3.10 to $3.35, an increase of $0.27 per share, or 9.5%, to $0.52 per share, or 18.4%, over 2019

•	Effective income tax rate in the range of 26% to 27%, consistent with 2019

For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the specific reconciliations contained under "Fiscal 2020 Outlook - Reconciliations" at the end of this release. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Consolidated Revenue by Product and Segment
Year-over-year comparisons for Open-End loan portfolio metrics are affected by the Q1 2019 Open-End Loss Recognition Change. Additionally, throughout this release, we exclude financial results of our former U.K. operations for all periods presented, as they were discontinued for accounting and reporting purposes in February 2019. See “Results of Discontinued Operations” for additional information.
The following tables summarize revenue by product, including credit services organization ("CSO") fees, for the periods indicated:

	Three Months Ended
	December 31, 2019			December 31, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$133,953	$1,658	$135,611	$143,135	$2,172	$145,307
Secured Installment	28,690	—	28,690	29,482	—	29,482
Open-End	43,278	28,017	71,295	29,580	17,647	47,227
Single-Pay	30,192	19,652	49,844	28,710	20,986	49,696
Ancillary	4,159	12,695	16,854	4,241	11,626	15,867
Total revenue	$240,272	$62,022	$302,294	$235,148	$52,431	$287,579

During the three months ended December 31, 2019, total revenue grew $14.7 million, or 5.1%, to $302.3 million, compared to the prior-year period, predominantly driven by growth in Open-End loans in both countries. Geographically, total revenue in the U.S. and Canada grew 2.2% and 18.3%, respectively. From a product perspective, Unsecured Installment and Secured Installment revenues decreased 6.7% and 2.7%, respectively, due to portfolio repositioning and optimization in California ahead of regulatory changes effective January 1, 2020. Single-Pay loan balances grew 4.4% sequentially (defined within this release as the change from the third quarter of 2019 to the fourth quarter of 2019, or comparable periods for 2018 sequential metrics) and were flat year-over-year (3.2% loan growth in the U.S. was offset by declines in Canada from migration to Open-End loans). Open-End loans in Canada grew $94.1 million, or 59.5% ($72.0 million, or 45.5%, excluding past-due receivables), from December 31, 2018, which fueled related revenue growth of $10.4 million, or 58.8%. U.S. Open-End revenue rose 46.3% on related loan growth of $34.1 million, or 69.3% ($6.1 million, or 12.4%, excluding past-due receivables). Ancillary revenues increased 6.2% versus the comparable quarter a year ago, primarily due to the sale of insurance products to Open-End and Installment loan customers in Canada.

	Year Ended
	December 31, 2019			December 31, 2018
(in thousands, unaudited)	U.S.	Canada	Total	U.S.	Canada	Total
Unsecured Installment	$523,979	$6,751	$530,730	$509,884	$13,399	$523,283
Secured Installment	110,513	—	110,513	110,677	—	110,677
Open-End	147,794	97,462	245,256	106,229	35,733	141,962
Single-Pay	112,925	78,524	191,449	107,545	111,447	218,992
Ancillary	18,295	45,554	63,849	18,806	31,353	50,159
Total revenue	$913,506	$228,291	$1,141,797	$853,141	$191,932	$1,045,073

For the year ended December 31, 2019, total revenue grew $96.7 million, or 9.3%, to $1,141.8 million, compared to the prior year, predominantly driven by growth in Open-End loans in both countries. Geographically, total revenue in the U.S. and Canada grew 7.1% and 18.9%, respectively. From a product perspective, Unsecured Installment revenues rose $14.1 million, or 2.8%, in the U.S., with full-year comparisons affected by the aforementioned fourth quarter 2019 portfolio repositioning and optimization in California and a decrease in Canada of $6.6 million due to the continued transition to Open-End loans. Secured Installment revenues and related receivables were flat year-over-year as growth in other states offset California declines from portfolio repositioning. U.S. Single-Pay revenue increased $5.4 million, or 5.0%, compared to the prior year. Canadian Single-Pay usage and product profitability were impacted negatively year-over-year by regulatory changes in Ontario effective July 1, 2018, and the strategic transition of qualifying customers to Open-End loans. Open-End revenues rose $103.3 million, or 72.8%, on related loan growth in Canada and U.S., primarily in Tennessee, Virginia and Kansas. Ancillary revenues increased $13.7 million, or 27.3%, versus the prior year, primarily due to the sale of insurance to Installment and Open-End loan customers in Canada.

The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Installment	54.4%	60.8%	56.2%	60.6%
Canada Single-Pay	6.5%	7.3%	6.9%	10.7%
U.S. Single-Pay	10.0%	10.0%	9.9%	10.3%
Open-End	23.6%	16.4%	21.5%	13.6%
Ancillary	5.5%	5.5%	5.5%	4.8%
Total	100.0%	100.0%	100.0%	100.0%
For the three months ended December 31, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 47% and 44%, respectively. For the year ended December 31, 2019 and 2018, revenue generated through the online channel as a percentage of consolidated revenue was 46% and 42%, respectively.

Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP-basis balance sheet measure, with reconciliation to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable include loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

	As of
(in millions, unaudited)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Company Owned gross loans receivable	$665.8	$657.6	$609.6	$553.2	$571.5
Gross loans receivable Guaranteed by the Company	76.7	73.1	67.3	61.9	80.4
Gross combined loans receivable (1)	$742.5	$730.7	$676.9	$615.1	$651.9
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.
Gross combined loans receivable by product is presented below. Year-over-year comparisons for Open-End are affected by the Q1 2019 Open-End Loss Recognition Change. Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, Open-End receivables increased $78.1 million, or 37.7%, year-over-year.

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Unsecured Installment	$160.8	$174.5	$164.7	$161.7	$190.4
Secured Installment	88.1	90.1	85.5	81.0	93.0
Single-Pay	81.4	78.0	76.1	69.7	80.8
Open-End	335.5	315.0	283.3	240.8	207.3
CSO	76.7	73.1	67.3	61.9	80.4
Total	$742.5	$730.7	$676.9	$615.1	$651.9

Gross combined loans receivable increased $90.5 million, or 13.9%, to $742.5 million as of December 31, 2019, from $651.9 million as of December 31, 2018, primarily due to an increase in Open-End loans of 69.3% and 59.5% in the U.S. and Canada, respectively. Gross combined loans receivable performance by product is explained further in the following sections.

Unsecured Installment Loans
Unsecured Installment revenue and related gross combined loans receivable decreased 6.7% and 12.2%, respectively, from the prior-year quarter, due to portfolio repositioning and optimization in California to manage January 1, 2020 regulatory changes. Unsecured Installment gross combined loans receivable decreased $32.8 million compared to December 31, 2018.

Unsecured Installment loans in California were $71.4 million, or 44.4%, as of December 31, 2019, a decrease of $30.1 million from $101.5 million as of December 31, 2018, and of $15.0 million from $86.4 million as of September 30, 2019.

Unsecured Installment loans Guaranteed by the Company declined $3.1 million year-over-year due to regulatory change in Ohio, effective April 2019, and the subsequent conversion of some Ohio CSO volume to Company Owned loans, partially offset by growth in Texas.

The NCO rate for Company Owned Unsecured Installment gross loans receivables in the fourth quarter of 2019 increased approximately 40 bps year-over-year, primarily due to mix shift associated with California portfolio repositioning and optimization. California NCO rates for Unsecured Installment loans historically are lower than our other major states. California comprised 48.8% of total U.S. Company Owned Unsecured Installment loans as of December 31, 2019 compared to 58.0% in the prior year. Also, due to the repositioning, California NCO rates have increased slightly year-over-year. Company Owned Unsecured Installment NCO rates for the U.S. excluding California were flat year-over-year.

The Unsecured Installment Allowance for loan losses as a percentage of Company Owned Unsecured Installment gross loans receivable ("allowance coverage") increased year-over-year from 19.8% as of December 31, 2018 to 22.1% as of December 31, 2019, primarily as a result of the aforementioned increase in U.S. NCO rates and higher past-due balances. Past-due receivables as a percentage of total gross receivables increased 100 bps from the same quarter a year ago, consistent with the change in NCO rates. Sequentially, allowance coverage increased from 21.9% to 22.1% as of December 31, 2019.

NCO rates for Unsecured Installment loans Guaranteed by the Company improved 270 bps compared to the same quarter a year ago. The CSO liability for losses decreased sequentially from 14.4% to 14.2% for the fourth quarter of 2019.

	2019				2018
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Unsecured Installment loans:
Revenue - Company Owned	$63,428	$65,809	$59,814	$65,542	$69,748
Provision for losses - Company Owned	33,183	31,891	33,514	33,845	39,565
Net revenue - Company Owned	$30,245	$33,918	$26,300	$31,697	$30,183
Net charge-offs - Company Owned	$35,729	$28,973	$31,970	$37,919	$37,951

Revenue - Guaranteed by the Company	$72,183	$71,424	$62,298	$70,236	$75,559
Provision for losses - Guaranteed by the Company	34,858	36,664	28,336	27,422	37,352
Net revenue - Guaranteed by the Company	$37,325	$34,760	$33,962	$42,814	$38,207
Net charge-offs - Guaranteed by the Company	$34,486	$35,916	$27,486	$30,421	$38,522
Unsecured Installment gross combined loans receivable:
Company Owned	$160,782	$174,489	$164,722	$161,716	$190,403
Guaranteed by the Company (1)(2)	74,317	70,704	65,055	59,740	77,451
Unsecured Installment gross combined loans receivable (1)(2)	$235,099	$245,193	$229,777	$221,456	$267,854
Average gross loans receivable:
Average Unsecured Installment gross loans receivable - Company Owned (3)	$167,636	$169,606	$163,219	$176,060	$187,767
Average Unsecured Installment gross loans receivable - Guaranteed by the Company (3)	$72,511	$67,880	$62,398	$68,596	$76,629
Allowance for loan losses and CSO liability for losses:
Unsecured Installment Allowance for loan losses (4)	$35,587	$38,127	$35,223	$33,666	$37,716
Unsecured Installment CSO liability for losses (4)	$10,553	$10,181	$9,433	$8,583	$11,582
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	22.1%	21.9%	21.4%	20.8%	19.8%
Unsecured Installment CSO liability for losses as a percentage of Unsecured Installment gross loans guaranteed by the Company	14.2%	14.4%	14.5%	14.4%	15.0%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$43,100	$46,537	$38,037	$40,801	$49,087
Unsecured Installment gross loans guaranteed by the Company	$12,477	$11,842	$10,087	$7,967	$11,708
Past-due Unsecured Installment gross loans receivable -- percentage (2)	26.8%	26.7%	23.1%	25.2%	25.8%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (2)	16.8%	16.7%	15.5%	13.3%	15.1%
Unsecured Installment other information:
Originations - Company Owned	$87,080	$107,275	$102,792	$78,515	$114,182
Originations - Guaranteed by the Company (1)	$91,004	$89,644	$80,445	$68,899	$89,319
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	20.6%	18.3%	20.3%	20.9%	20.8%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	46.9%	51.9%	43.6%	45.9%	48.2%
(1) Includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements.
(2) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(3) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.
(4) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment revenue and the related gross combined loans receivable for the three months ended December 31, 2019 decreased 2.7% and 5.7%, respectively, compared to the prior-year period, primarily as a result of portfolio repositioning and optimization to manage California regulatory changes effective January 1, 2020. Secured Installment gross combined loans receivable decreased $5.5 million, compared to December 31, 2018. California accounted for $36.5 million, or 40.4%, of total Secured Installment gross combined loans receivable as of December 31, 2019, a decrease of $12.3 million from $48.8 million as of December 31, 2018, and of $4.9 million from $41.4 million as of September 30, 2019. Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable decreased year-over-year from 13.2% to 11.5% for the fourth quarter of 2019, and modestly increased on a sequential basis from 11.3% to 11.5% during the fourth quarter of 2019, reflecting the increase in past-due receivables.

	2019				2018
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Secured Installment loans:
Revenue	$28,690	$28,270	$26,076	$27,477	$29,482
Provision for losses	11,492	8,819	7,821	7,080	12,035
Net revenue	$17,198	$19,451	$18,255	$20,397	$17,447
Net charge-offs	$11,548	$8,455	$7,630	$9,822	$11,132
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (1)(2)	$90,411	$92,478	$87,718	$83,087	$95,922
Average Secured Installment gross combined loans receivable (3)	$91,445	$90,098	$85,403	$89,505	$95,058
Secured Installment Allowance for loan losses and CSO liability for losses (2)	$10,375	$10,431	$10,067	$9,874	$12,616
Secured Installment Allowance for loan losses and CSO liability for losses as a percentage of Secured Installment gross combined loans receivable	11.5%	11.3%	11.5%	11.9%	13.2%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$17,902	$17,645	$14,570	$13,866	$17,835
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage (1)	19.8%	19.1%	16.6%	16.7%	18.6%
Secured Installment other information:
Originations (4)	$40,961	$45,990	$49,051	$33,490	$49,217
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	12.7%	9.5%	8.9%	8.5%	12.5%
(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO liability for losses is reported as a liability on the Consolidated Balance Sheets.
(3) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.
(4) Includes loans originated by third-party lenders through CSO programs, which are not included in the Consolidated Financial Statements.

Open-End Loans
Open-End loan balances as of December 31, 2019 increased by $128.2 million, or 61.8%, compared to December 31, 2018, on 45.5% growth in Canada and 12.4% growth in the U.S (excluding the impact of the Q1 2019 Open-End Loss Recognition Change). The Q1 2019 Open-End Loss Recognition Change, discussed further below, impacted comparability as $50.1 million of past-due Open-End loans as of December 31, 2019 would have been charged off under the former policy.

The consolidated Open-End NCO rate during the fourth quarter of 2019 improved 165 bps versus the same quarter in the prior year, primarily as a result of seasoning of the Canada portfolio. Canada NCO rates improved 290 bps year-over-year. U.S. NCO rates increased 180 bps for the same periods from a combination of loan growth, mix shift to more online volume and advertising channel shifts.

Q1 2019 Open-End Loss Recognition Change
Effective January 1, 2019, we modified the timeframe in which we charge-off Open-End loans and made related refinements to our loss provisioning methodology. Prior to January 1, 2019, we deemed Open-End loans uncollectible and charged-off when a customer missed a scheduled payment and the loan was considered past-due. Because of our continuing shift to Open-End loans in Canada and our analysis of payment patterns on early-stage versus late-stage delinquencies, we revised our estimates and now consider Open-End loans uncollectible when the loan has been contractually past-due for 90 consecutive days. Consequently, past-due Open-End loans and related accrued interest now remain in loans receivable for 90 days before being charged off against the allowance for loan losses. All recoveries on charged-off loans are credited to the allowance for loan losses. We evaluate the adequacy of the allowance for loan losses compared to the related gross loans receivable balances that include accrued interest.
The aforementioned change was treated as a change in accounting estimate for accounting purposes and applied prospectively beginning January 1, 2019.
The change affects comparability to prior periods as follows:

•
Gross combined loans receivable: balances as of December 31, 2019 include $50.1 million of Open-End loans that are up to 90 days past-due with related accrued interest, while such balances for periods prior to March 31, 2019 do not include any past-due loans.

•
Revenues: for the three months and year ended December 31, 2019, gross revenues include interest earned on past-due loan balances of approximately $14 million and $49 million, respectively, while revenues in prior-year periods do not include comparable amounts.

•
Provision for Losses: prospectively from January 1, 2019, past-due, unpaid balances plus related accrued interest charge-off on day 91. Provision expense is affected by NCOs (total charge-offs less total recoveries) plus changes to the Allowance for loan losses. Because NCOs prospectively include unpaid principal and up to 90 days of related accrued interest, NCO amounts and rates are higher and the Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable is higher. The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable increased to 16.4% at December 31, 2019, compared to 9.6% in the comparable prior-year period.

The following table reports 2019 Open-End loan performance, including the effect of the Q1 2019 Open-End Loss Recognition Change:

	2019				2018
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Open-End loans:
Revenue	$71,295	$66,120	$54,972	$52,869	$47,228
Provision for losses	37,816	31,220	29,373	25,317	28,337
Net revenue	$33,479	$34,900	$25,599	$27,552	$18,891
Net charge-offs	$37,426	$28,202	$25,151	$(1,521)	$25,218
Open-End gross loan balances:
Open-End gross loans receivable	$335,524	$314,971	$283,311	$240,790	$207,333
Average Open-End gross loans receivable (1)	$325,248	$299,141	$262,051	$224,062	$195,700
Open-End allowance for loan losses:
Allowance for loan losses	$55,074	$54,233	$51,717	$46,963	$19,901
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	16.4%	17.2%	18.3%	19.5%	9.6%
Open-End past-due balances:
Open-End past-due gross loans receivable	$50,072	$46,053	$35,395	$32,444	$—
Open-End past-due gross loans receivable - percentage	14.9%	14.6%	12.5%	13.5%	—%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

In addition, the following table illustrates, on a non-GAAP pro forma basis, the 2019 quarterly results as if the Q1 2019 Open-End Loss Recognition Change had been applied to our outstanding Open-End loan portfolio as of December 31, 2018. This table is illustrative of retrospective application to determine the NCOs that would have been incurred in each quarter of 2019 from the December 31, 2018 loan book. The primary purpose of this pro forma illustration is to provide a representative level of NCO rates from applying the Q1 2019 Open-End Loss Recognition Change.

Pro Forma		2019
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Open-End loans:
Net charge-offs	$38,748	$29,762	$29,648	$31,788
Open-End gross loan balances:
Open-End gross loans receivable	$335,524	$314,971	$283,311	$240,790
Average Open-End gross loans receivable (1)	$325,248	$299,141	$262,051	$245,096
Net-charge offs as a percentage of average gross loans receivable	11.9%	9.9%	11.3%	13.0%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

Single-Pay
Single-Pay revenue during the three months ended December 31, 2019 remained flat compared to the three months ended December 31, 2018. U.S. Single-Pay receivables increased $1.4 million, or 3.2%, year-over-year, offset by a decrease in Canada receivables of $0.8 million, or 2.1%, from mix shift to Open-End loans. Year-over-year, NCO rates increased 30 bps, driven entirely by Canada. The Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable decreased sequentially from 7.3% to 7.2%.

	2019				2018
(dollars in thousands, unaudited)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Single-Pay loans:
Revenue	$49,844	$49,312	$45,528	$46,761	$49,696
Provision for losses	12,289	14,736	12,446	8,268	12,825
Net revenue	$37,555	$34,576	$33,082	$38,493	$36,871
Net charge-offs	$12,145	$13,913	$11,458	$8,610	$11,838
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$81,447	$78,039	$76,126	$69,753	$80,823
Average Single-Pay gross loans receivable (1)	$78,787	$77,083	$72,940	$75,288	$79,107
Single-Pay Allowance for loan losses	$5,869	$5,662	$4,941	$3,897	$4,189
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	7.2%	7.3%	6.5%	5.6%	5.2%
(1) Average gross loans receivable calculated as average of beginning of quarter and end of quarter gross loans receivable.

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$302,294	$287,579	$14,715	5.1%	$1,141,797	$1,045,073	$96,724	9.3%
Provision for losses	130,289	130,678	(389)	(0.3)%	468,551	421,600	46,951	11.1%
Net revenue	172,005	156,901	15,104	9.6%	673,246	623,473	49,773	8.0%
Advertising costs	16,408	15,016	1,392	9.3%	53,398	59,363	(5,965)	(10.0)%
Non-advertising costs of providing services	60,298	60,203	95	0.2%	241,232	238,640	2,592	1.1%
Total cost of providing services	76,706	75,219	1,487	2.0%	294,630	298,003	(3,373)	(1.1)%
Gross margin	95,299	81,682	13,617	16.7%	378,616	325,470	53,146	16.3%

Operating expense
Corporate, district and other expenses	37,060	36,497	563	1.5%	160,103	132,401	27,702	20.9%
Interest expense	17,686	18,153	(467)	(2.6)%	69,763	84,382	(14,619)	(17.3)%
Loss on extinguishment of debt	—	9,686	(9,686)	#	—	90,569	(90,569)	#
Loss from equity method investment	1,163	—	1,163	#	6,295	—	6,295	#
Total operating expense	55,909	64,336	(8,427)	(13.1)%	236,161	307,352	(71,191)	(23.2)%
Net income from continuing operations before income taxes	39,390	17,346	22,044	#	142,455	18,118	124,337	#
Provision for income taxes	9,819	1,928	7,891	#	38,557	1,659	36,898	#
Net income from continuing operations	29,571	15,418	14,153	91.8%	103,898	16,459	87,439	#
Net (loss) income from discontinued operations, net of tax	647	(29,716)	30,363	#	7,590	(38,512)	46,102	#
Net income (loss)	$30,218	$(14,298)	$44,516	#	$111,488	$(22,053)	$133,541	#
# - Variance greater than 100% or not meaningful

Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Net income from continuing operations	$29,571	$15,418	$14,153	91.8%	$103,898	$16,459	$87,439	#
Adjustments:
Loss on extinguishment of debt (1)	—	9,982			—	93,830
Restructuring costs (2)	—	—			1,752	—
Legal and related costs (3)	2,173	889			3,043	(289)
U.K. related costs (4)	—	—			8,844	—
Loss from equity method investment (5)	1,163	—			6,295	—
Share-based compensation (6)	2,736	2,098			10,323	8,210
Intangible asset amortization	576	733			2,884	2,750
Impact of tax law changes (7)	—	(2,810)			—	(1,610)
Cumulative tax effect of adjustments	(1,426)	(3,425)			(6,980)	(27,004)
Adjusted Net Income	$34,793	$22,885	$11,908	52.0%	$130,059	$92,346	$37,713	40.8%

Net income from continuing operations	$29,571	$15,418			$103,898	$16,459
Diluted Weighted Average Shares Outstanding	43,243	47,773			45,974	47,965
Diluted Earnings per Share from continuing operations	$0.68	$0.32	$0.36	#	$2.26	$0.34	$1.92	#
Per Share impact of adjustments to Net Income	0.12	0.16			0.57	1.59
Adjusted Diluted Earnings per Share	$0.80	$0.48	$0.32	66.7%	$2.83	$1.93	$0.90	46.6%
# - Variance greater than 100% or not meaningful
Note: Footnotes follow Reconciliation of Net income table immediately below

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended December 31,				Year Ended December 31,
(in thousands, except per share data, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Net income from continuing operations	$29,571	$15,418	$14,153	91.8%	$103,898	$16,459	$87,439	#
Provision for income taxes	9,819	1,928	7,891	#	38,557	1,659	36,898	#
Interest expense	17,686	18,153	(467)	(2.6)%	69,763	84,382	(14,619)	(17.3)%
Depreciation and amortization	4,450	4,709	(259)	(5.5)%	18,630	18,337	293	1.6%
EBITDA	61,526	40,208	21,318	53.0%	230,848	120,837	110,011	91.0%
Loss on extinguishment of debt (1)	—	9,686			—	90,569
Restructuring costs (2)	—	—			1,752	—
Legal and related costs (3)	2,173	889			3,043	(289)
U.K. related costs (4)	—	—			8,844	—
Loss from equity method investment (5)	1,163	—			6,295	—
Share-based compensation (6)	2,736	2,098			10,323	8,210
Other adjustments (8)	(64)	497			27	496
Adjusted EBITDA	$67,534	$53,378	$14,156	26.5%	$261,132	$219,823	$41,309	18.8%
Adjusted EBITDA Margin	22.3%	18.6%			22.9%	21.0%
# - Variance greater than 100% or not meaningful

(1)
For the year ended December 31, 2018, the $90.6 million of loss on extinguishment of debt is comprised of (i) $11.7 million incurred in the first quarter of 2018 for the redemption of $77.5 million of the CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022, (ii) $69.2 million incurred in the third quarter of 2018 for the redemption of the remaining $525.7 million of these notes and (iii) $9.7 million incurred in the fourth quarter of 2018 for the redemption of the Non-Recourse U.S. SPV Facility. An additional $3.3 million is included in related costs for the year ended December 31, 2018 for duplicative interest paid through October 11, 2018 prior to repayment of the remaining 12.00% Senior Secured Notes and the Non-Recourse U.S. SPV Facility.

(2)
Restructuring costs of $1.8 million for the year ended December 31, 2019 were due to eliminating 121 positions in North America in the first quarter. The store employee reductions help better align store staffing with in-store customer traffic and volume patterns, as more of our growth comes from online channels and as store customers require less time in stores as they conduct more of the follow-up activities online. The elimination of certain corporate positions relate to efficiency initiatives and has allowed the Company to reallocate investment to strategic growth activities.

(3)
Legal and related costs for the year ended December 31, 2019 include (i) costs related to certain securities litigation and related matters of $2.5 million, (ii) legal and advisory costs of $0.3 million related to the repurchase of shares from FFL and (iii) $0.3 million of legal and advisory costs related to the purchase of Ad Astra. Legal and related costs for the year ended December 31, 2018 includes (i) a $1.8 million reduction of the liability related to our offer to reimburse certain bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans, (ii) a securities class action lawsuit and (iii) settlement of certain matters in California and Canada. For more information, see Note 16 - "Contingent Liabilities" of the Notes to Consolidated Financial Statements included in our Form 10-K filed with the SEC on March 18, 2019.

(4)
U.K. related costs of $8.8 million for the year ended December 31, 2019 relate to placing the U.K. subsidiaries into administration on February 25, 2019, which includes $7.6 million to obtain consent from the holders of the 8.25% Senior Secured Notes to deconsolidate the U.K. Segment and $1.2 million for other costs.

(5)
The Loss from equity method investment for the year ended December 31, 2019 of $6.3 million includes (a) our share of the estimated GAAP net loss of Katapult and (b) a $3.7 million market value adjustment recognized during the second quarter of 2019 as a result of an equity raising round from April through July of 2019 that implied a value per share less than the value per share raised in prior raises. As of December 31, 2019, we owned 43.8% of the outstanding shares of Katapult on a diluted basis.

(6)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(7)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, we booked additional tax expense of $1.2 million for the 2017 repatriation tax. Based upon additional interpretations and finalization of our 2017 income tax returns, the total repatriation tax was further adjusted in the fourth quarter of 2018, producing a tax benefit of $2.8 million in that period. This resulted in a net tax benefit of $1.6 million for the full year.

(8)
Other adjustments include the intercompany foreign exchange impact and, prior to January 1, 2019, deferred rent. Deferred rent represented the non-cash component of rent expense, which was recognized ratably on a straight-line basis over the lease term. As of January 1, 2019, we adopted ASU No. 2016-02, Leases, which requires all leases to be recognized on the balance sheet. As a result, we no longer recognize deferred rent.

For the three months ended December 31, 2019 and 2018

Revenue and Net Revenue
Revenue increased $14.7 million, or 5.1%, to $302.3 million for the three months ended December 31, 2019, from $287.6 million for the three months ended December 31, 2018. Revenue for the three months ended December 31, 2019 included interest earned on past-due Open-End loan balances of approximately $14 million as a result of the Q1 2019 Open-End Loss Recognition Change. U.S. revenue increased 2.2%, driven by Open-End growth, partially offset by a decrease in Installment loans as a result of California portfolio repositioning and optimization to manage January 1, 2020 regulatory changes. Canadian revenue increased 18.3% primarily due to growth in Open-End loans and Ancillary revenues.

Provision for losses remained consistent for the three months ended December 31, 2019 compared to the prior-year period. Geographically, U.S. provision for losses increased $2.5 million, or 2.3%, due to the Q1 2019 Open-End Loss Recognition Change, offset by less provisioning as the California Installment loan portfolios declined. Canada provision for losses decreased $2.9 million, or 13.5%, on loan growth and the impact of the Q1 2019 Open-End Loss Recognition Change, offset by 290 bps improvement in Open-End NCO rates.

Cost of Providing Services

The total cost of providing services increased $1.5 million, or 2.0%, to $76.7 million in the three months ended December 31, 2019, compared to $75.2 million in the three months ended December 31, 2018, primarily because of higher advertising costs.

Operating Expenses

Corporate, district and other expenses were $37.1 million for the three months ended December 31, 2019, an increase of $0.6 million, or 1.5%, compared to the three months ended December 31, 2018.

We account for our investment in Katapult under the equity method. We record our pro rata share of Katapult's income or losses in the income statement with a corresponding adjustment to the carrying value of our investment in "Other" on the Consolidated Balance Sheet. Our share of estimated losses for the three months ended December 31, 2019 was $1.2 million.

Interest Expense

Interest expense for the fourth quarter of 2019 decreased $0.5 million, or 2.6%, compared to the prior-year period, primarily due to long-term debt refinancing activities in the second half of 2018.

Provision for Income Taxes

The effective income tax rate for the three months ended December 31, 2019 was 24.9%, compared to a tax rate of 11.1% for the three months ended December 31, 2018. The fourth quarter 2019 increase in effective income tax rate was due to unfavorable impacts from the non-tax deductible loss on our equity method investment, changes in state income apportionment and a mix shift in taxable income between the U.S. and Canada. Excluding non-GAAP adjustments to Adjusted Net Income as presented in the reconciliation of Net income to Adjusted Net Income, the Adjusted effective income tax rate from continuing operations for the three months ended December 31, 2019 was 24.4%, compared to a tax rate of 26.3% for the three months ended December 31, 2018.

For the year ended December 31, 2019 and 2018

Revenue and Net Revenue

Revenue increased $96.7 million, or 9.3%, to $1,141.8 million for the year ended December 31, 2019 from $1,045.1 million for the year ended December 31, 2018. Revenue for the year ended December 31, 2019 included interest earned on past-due Open-End loan balances of approximately $49 million from the Q1 2019 Open-End Loss Recognition Change, offset by a higher provision rate and the higher allowance discussed further below. U.S. revenue increased 7.1%, driven by growth in Open-End loans. Canadian revenue increased 18.9% (21.8% on a constant currency basis), as loan growth offset yield compression from negative regulatory impacts on Single-Pay loan yields and the significant product mix-shift to lower-yielding Open-End loans.

Provision for losses increased $47.0 million, or 11.1%, to $468.6 million for the year ended December 31, 2019, from $421.6 million for the year ended December 31, 2018, primarily due to the Q1 2019 Open-End Loss Recognition Change and loan growth year-over-year as further described in "Segment Analysis" below.

Cost of Providing Services

The total cost of providing services decreased $3.4 million, or 1.1%, to $294.6 million in the year ended December 31, 2019, compared to $298.0 million in the year ended December 31, 2018, on lower advertising costs, offset by an increase of 1.1% in all other costs of providing services. The decline in advertising costs was primarily the result of reduced spending in California, and normalized levels in Canada compared to the elevated spending in the prior year due to the transition to Open-End loans in Ontario in the third quarter of 2018.

Operating Expenses

Corporate, district and other expenses increased $27.7 million, or 20.9%, primarily as a result of $8.8 million for obtaining the consent of our holders of the 8.25% Senior Secured Notes and our bondholders associated with discontinuing our U.K. operations and other related U.K. separation costs, $3.0 million of legal and related costs as described in footnote 3 to the preceding tables, $1.8 million of restructuring costs from our reduction-in-force implemented in January 2019 and $2.1 million of additional share-based compensation. Excluding these costs, corporate, district and other expenses increased by $11.7 million, or 9.4%, primarily due to higher professional fees and higher variable compensation based on financial performance.

Our share of estimated losses for Katapult for the year ended December 31, 2019 was $6.3 million, which includes a market adjustment of $3.7 million for loss recognized in the second quarter of 2019 and $2.5 million of our share of estimated losses in 2019.

Interest Expense

Interest expense decreased by $14.6 million, or 17.3%, compared to the prior-year period, primarily due to long-term debt refinancings in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and our Non-Recourse U.S. SPV Facility. In addition, we entered into a Non-Recourse Canada SPV Facility in the third quarter of 2018 with a lower interest rate than our previous Non-Recourse U.S. SPV Facility.

Provision for Income Taxes

The effective income tax rate for the year ended December 31, 2019 was 27.1%, compared to a tax rate of 9.2% for the year ended December 31, 2018. The effective income tax rate for the year ended December 31, 2019 included unfavorable impacts from the non-tax deductible loss on our equity method investment, changes in state income apportionment and a mix shift in taxable income between the U.S. and Canada. Excluding non-GAAP adjustments to Adjusted Net Income as presented in the reconciliation of Net income to Adjusted Net Income, the Adjusted effective income tax rate from continuing operations for the year ended December 31, 2019 was 25.9% compared to a tax rate of 24.7% for the year ended December 31, 2018.

Segment Analysis

We report financial results for two reportable segments: the U.S. and Canada. Following is a summary of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended December 31,				Year Ended December 31,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$240,272	$235,149	$5,123	2.2%	$913,506	$853,141	$60,365	7.1%
Provision for losses	111,576	109,035	2,541	2.3%	392,105	348,611	43,494	12.5%
Net revenue	128,696	126,114	2,582	2.0%	521,401	504,530	16,871	3.3%
Advertising costs	15,016	13,632	1,384	10.2%	46,735	48,832	(2,097)	(4.3)%
Non-advertising costs of providing services	42,848	43,151	(303)	(0.7)%	171,714	170,870	844	0.5%
Total cost of providing services	57,864	56,783	1,081	1.9%	218,449	219,702	(1,253)	(0.6)%
Gross margin	70,832	69,331	1,501	2.2%	302,952	284,828	18,124	6.4%
Corporate, district and other expenses	31,754	31,648	106	0.3%	138,180	112,761	25,419	22.5%
Interest expense	15,079	15,450	(371)	(2.4)%	59,325	80,381	(21,056)	(26.2)%
Loss on extinguishment of debt	—	9,686	(9,686)	#	—	90,569	(90,569)	#
Loss from equity method investment	1,163	—	1,163	#	6,295	—	6,295	#
Total operating expense	47,996	56,784	(8,788)	(15.5)%	203,800	283,711	(79,911)	(28.2)%
Segment operating income	22,836	12,547	10,289	82.0%	99,152	1,117	98,035	#
Interest expense	15,079	15,450	(371)	(2.4)%	59,325	80,381	(21,056)	(26.2)%
Depreciation and amortization	3,263	3,501	(238)	(6.8)%	13,816	13,823	(7)	(0.1)%
EBITDA	41,178	31,498	9,680	30.7%	172,293	95,321	76,972	80.8%
Loss on extinguishment of debt	—	9,686	(9,686)		—	90,569	(90,569)
Restructuring and other costs	—	—	—		1,617	—	1,617
Legal and related costs	2,173	889	1,284		3,043	(408)	3,451
Other adjustments	22	443	(421)		(184)	219	(403)
U.K. related costs	—	—	—		8,844	—	8,844
Share-based compensation	2,736	2,098	638		10,323	8,210	2,113
Loss from equity method investment	1,163	—	1,163		6,295	—	6,295
Adjusted EBITDA	$47,272	$44,614	$2,658	6.0%	$202,231	$193,911	$8,320	4.3%
# - Variance greater than 100% or not meaningful.

U.S. Segment Results - For the three months ended December 31, 2019 and 2018

Fourth quarter 2019 U.S. revenues increased by $5.1 million, or 2.2%, to $240.3 million, compared to the prior-year period. U.S. revenue growth was primarily driven by growth in Open-End loans, which increased $34.1 million, or 69.3%, offset by portfolio optimization ahead of regulatory changes in California impacting Installment loans as discussed above. U.S. revenue for the three months ended December 31, 2019 included interest earned on past-due Open-End loan balances of approximately $12 million from the Q1 2019 Open-End Loss Recognition Change.

The provision for losses increased $2.5 million, or 2.3%, despite the decline in total gross combined loans receivable primarily due to the Q1 2019 Open-End Loss Recognition Change. NCO rates were consistent year-over-year, with an increase of approximately 50 bps for the three months ended December 31, 2019 compared to the prior-year period.

U.S. cost of providing services for the three months ended December 31, 2019 was $57.9 million, an increase of $1.1 million, or 1.9%, compared to $56.8 million for the three months ended December 31, 2018, because of modestly higher advertising costs.

Corporate, district and other operating expenses were consistent compared to the same period in the prior year.

U.S. interest expense for the fourth quarter of 2019 decreased by $0.4 million compared to the prior-year period, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and U.S. SPV facility.

U.S. Segment Results - For the year ended December 31, 2019 and 2018

For the year ended December 31, 2019, U.S. revenues increased by $60.4 million, or 7.1%, to $913.5 million. U.S. revenue growth was primarily driven by growth in Open-End loans, which increased $34.1 million, or 69.3%, compared to the prior year, offset by regulatory changes in California impacting Installment loans as discussed above. Additionally, U.S. revenue for the year ended December 31, 2019 included interest earned on past-due Open-End loan balances of approximately $42 million from the Q1 2019 Open-End Loss Recognition Change, offset by related higher provision rate and higher provision for losses.

The provision for losses' increase of $43.5 million, or 12.5%, was primarily due to the Q1 2019 Open-End Loss Recognition Change. In addition, the year ended December 31, 2018 included $13.6 million of provision benefit from changes in allowance coverage rates, whereas the year ended December 31, 2019 included $1.2 million of incremental expense.

U.S. cost of providing services for the year ended December 31, 2019 was $218.4 million, a decrease of $1.3 million, or 0.6%, compared to $219.7 million for the year ended December 31, 2018, primarily due to lower advertising costs associated with repositioning our California Installment loan portfolio in advance of regulatory changes.

Corporate, district and other operating expenses increased $25.4 million, or 22.5%, compared to the prior year, primarily due to $8.8 million of U.K. disposition-related costs, $9.1 million higher performance-based variable compensation costs, $2.1 million of higher share-based compensation expense, $3.5 million higher legal and related costs, and $1.6 million of restructuring costs.

U.S. interest expense for the year ended December 31, 2019 decreased by $21.1 million compared to the prior year, primarily due to our refinancing activities in 2018. During the third quarter of 2018, we issued $690.0 million of 8.25% Senior Secured Notes and used the proceeds from the issuance to extinguish our $527.5 million 12.00% Senior Secured Notes and our U.S. SPV facility.

Canada Segment Results	Three Months Ended December 31,				Year Ended December 31,
(dollars in thousands, unaudited)	2019	2018	Change $	Change %	2019	2018	Change $	Change %
Revenue	$62,022	$52,430	$9,592	18.3%	$228,291	$191,932	$36,359	18.9%
Provision for losses	18,713	21,643	(2,930)	(13.5)%	76,446	72,989	3,457	4.7%
Net revenue	43,309	30,787	12,522	40.7%	151,845	118,943	32,902	27.7%
Advertising costs	1,392	1,384	8	0.6%	6,663	10,531	(3,868)	(36.7)%
Non-advertising costs of providing services	17,450	17,052	398	2.3%	69,518	67,770	1,748	2.6%
Total cost of providing services	18,842	18,436	406	2.2%	76,181	78,301	(2,120)	(2.7)%
Gross margin	24,467	12,351	12,116	98.1%	75,664	40,642	35,022	86.2%
Corporate, district and other expenses	5,306	4,849	457	9.4%	21,923	19,640	2,283	11.6%
Interest expense	2,607	2,703	(96)	(3.6)%	10,438	4,001	6,437	#
Total operating expense	7,913	7,552	361	4.8%	32,361	23,641	8,720	36.9%
Segment operating income	16,554	4,799	11,755	#	43,303	17,001	26,302	#
Interest expense	2,607	2,703	(96)	(3.6)%	10,438	4,001	6,437	#
Depreciation and amortization	1,187	1,208	(21)	(1.7)%	4,814	4,514	300	6.6%
EBITDA	20,348	8,710	11,638	#	58,555	25,516	33,039	#
Restructuring costs	—	—	—		135	—	135
Legal and related costs	—	—	—		—	119	(119)
Other adjustments	(86)	54	(140)		211	277	(66)
Adjusted EBITDA	$20,262	$8,764	$11,498	131.2%	$58,901	$25,912	$32,989	127.3%
# - Variance greater than 100% or not meaningful.

Canada Segment Results - For the three months ended December 31, 2019 and 2018
Canada revenue increased $9.6 million, or 18.3%, to $62.0 million for the three months ended December 31, 2019, from $52.4 million in the prior year. Revenue growth in Canada was impacted favorably by the significant loan growth and successful transition from Single-Pay and Unsecured Installment loans to Open-End loans. Additionally, Canada revenue for the three months ended December 31, 2019 included interest earned on past-due Open-End loan balances of approximately $2 million from the Q1 2019 Open-End Loss Recognition Change. There was no material impact on revenue from exchange rate changes.

Single-Pay revenue decreased $1.3 million, or 6.4%, to $19.7 million for the three months ended December 31, 2019, and Single-Pay receivables decreased $0.8 million, or 2.1%, to $35.8 million from $36.6 million in the prior year. The decreases in Single-Pay revenue and receivables were due to product mix shift in Canada from Single-Pay loans to Open-End loans.

Canada non-Single-Pay revenue increased $10.9 million, or 34.7%, to $42.4 million compared to $31.4 million the same quarter a year ago, on growth of $93.1 million, or 53.7%, in related loan balances. The increase was driven by significant expansion of the Open-End loans, beginning with Ontario in the third quarter of 2018. Additionally, with increased Open-End loan volume and customer acquisition, ancillary revenue increased $1.1 million versus the same quarter a year ago, primarily driven by an increase in sales of insurance to Open-End loan customers.

The provision for losses decreased $2.9 million, or 13.5%, to $18.7 million for the three months ended December 31, 2019, compared to $21.6 million in the prior-year period. This decrease included incremental provision expense from the Q1 2019 Open-End Loss Recognition Change, consistent with the incremental revenue impact. Excluding the impact of the Q1 2019 Open-End Loss Recognition Change, provision expense remained flat year-over-year because of the impact of loss provisioning on loan growth was offset by lower NCO rates for Open-End loans. Total Canada NCO rates improved 235 bps year-over-year primarily on seasoning of Open-End loans. There was no material impact on provision for losses from exchange rate changes for the three months ended December 31, 2019.

Canada cost of providing services for the three months ended December 31, 2019 was $18.8 million, an increase of $0.4 million, or 2.2%, compared to $18.4 million for the three months ended December 31, 2018, primarily due to increased loan servicing costs following the Ontario deployment of Open-End loans in the third quarter of 2018. There was no material impact on the cost of providing services from exchange rate changes.

Canada operating expenses increased to $7.9 million for the three months ended December 31, 2019 compared to $7.6 million in the prior-year period.

Canada Segment Results - For the year ended December 31, 2019 and 2018
Canada revenue increased $36.4 million, or 18.9%, to $228.3 million for the year ended December 31, 2019 from $191.9 million in the prior-year period. On a constant currency basis, revenue increased $41.8 million, or 21.8%. Revenue growth in Canada was impacted favorably by the significant loan growth and successful transition from Single-Pay and Unsecured Installment loans to Open-End loans. Additionally, Canada revenues for the year ended December 31, 2019 included interest earned on past-due Open-End loan balances of approximately $7 million from the Q1 2019 Open-End Loss Recognition Change, offset by higher provision rate and higher provision for losses.

Single-Pay revenue decreased $32.9 million, or 29.5%, to $78.5 million for the year ended December 31, 2019, and Single-Pay receivables decreased $0.8 million, or 2.1%, to $35.8 million from $36.6 million in the prior year. The decreases in Single-Pay revenue and receivables were due to product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes effective January and July 2018 that lowered Single Pay pricing year-over-year.

Canada non-Single-Pay revenue increased $69.3 million, or 86.1%, to $149.8 million compared to $80.5 million for the prior-year period, on $93.1 million, or 53.7%, growth in related loan balances. The increase was driven by significant expansion of the Open-Ends, beginning with Ontario in the third quarter of 2018. Additionally, with increased Open-End loan volume and customer acquisitions, Ancillary revenue increased $14.2 million versus the same period a year ago, primarily driven by an increase in sales of insurance to Open-End loan customers.

The provision for losses increased $3.5 million, or 4.7%, to $76.4 million for the year ended December 31, 2019 compared to $73.0 million in the prior-year period primarily due to provisioning on Open-End loans and mix shift from Single-Pay loans and Unsecured Installment to Open-End loans. Total Open-End loans grew by $14.8 million sequentially during the fourth quarter of 2019, compared to sequential growth of $19.4 million in the fourth quarter of 2018. Excluding the impact of the allowance coverage change, provision for losses increased $7.9 million, or 10.7%, because of the Q1 2019 Open-End Loss Recognition Change and increased earning asset volume year-over-year. On a constant currency basis, provision for losses increased by $5.3 million, or 7.3%, compared to the prior-year period.

The total cost of providing services in Canada decreased $2.1 million, or 2.7%, to $76.2 million for the year ended December 31, 2019 compared to $78.3 million in the prior-year period. Advertising costs decreased by $3.9 million, or 36.7%, primarily from mix-shift and stability in our Canadian portfolio following the Ontario deployment of Open-End loans in the third quarter of 2018, partially offset by an increase in non-advertising cost of providing services of $1.7 million. There was no material impact on the cost of providing services from exchange rate changes.

Canada operating expenses increased $8.7 million, or 36.9%, to $32.4 million in the year ended December 31, 2019 from $23.6 million in the prior-year period, primarily due to interest expense on the Non-Recourse Canada SPV Facility that began in August 2018.

Results of Discontinued Operations
On February 25, 2019, in accordance with the provisions of the U.K. Insolvency Act 1986 and as approved by the boards of directors of our U.K. subsidiaries, Curo Transatlantic Limited ("CTL") and SRC Transatlantic Limited (collectively with CTL, “the U.K. Subsidiaries”), insolvency practitioners from KPMG were appointed as administrators (“Administrators”) in respect of the U.K. Subsidiaries. The effect of the U.K. Subsidiaries’ entry into administration was to place the management, affairs, business and property of the U.K. Subsidiaries under the direct control of the Administrators. Accordingly, we deconsolidated the U.K. Subsidiaries as of February 25, 2019 and classified them as Discontinued Operations beginning the first quarter of 2019. The following is a summary of the financial results of the U.K. business, which meet the criteria of Discontinued Operations and, therefore, are excluded from our results of continuing operations:

(in thousands, unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue (1)	$—	$12,987	$6,957	$49,238
Provision for losses (1)	—	5,014	1,703	21,632
Net revenue	—	7,973	5,254	27,606
Cost of providing services (1)	—	2,399	1,082	12,179
Corporate, district and other (1)	—	13,126	3,806	31,138
Interest income (1)	—	(7)	—	(26)
Depreciation and amortization (1)	—	123	—	501
Goodwill impairment (1)	—	22,496	—	22,496
Loss on disposition (1)	—	—	39,414	—
Pre-tax loss from Discontinued Operations	—	(30,164)	(39,048)	(38,682)
Income tax benefit related to disposition	(647)	(448)	(46,638)	(170)
Net income (loss) from discontinued operations	$647	$(29,716)	$7,590	$(38,512)

Net income (loss) from discontinued operations	$647	$(29,716)	$7,590	$(38,512)
Income tax benefit related to disposition	(647)	(448)	(46,638)	(170)
Interest income	—	(7)	(4)	(26)
Depreciation and amortization	—	123	(4)	501
EBITDA (2)	—	(30,048)	(39,056)	(38,207)
U.K. disposition, redress and related costs	—	9,780	40,845	13,732
Goodwill impairment	—	22,496	—	22,496
Other adjustments	—	(6)	(2)	(54)
Adjusted EBITDA (2)	$—	$2,222	$1,787	$(2,033)
(1) For the year ended December 31, 2019, includes operations through February 25, 2019
(2) For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Revenue and expenses related to discontinued operations included activity prior to the deconsolidation of the U.K. subsidiaries effective February 25, 2019. The $2.2 million and $2.0 million of Adjusted EBITDA loss ascribed to discontinued operations for the three months and year ended December 31, 2018, respectively, were included in consolidated Adjusted EBITDA. For the year ended December 31, 2019, "Loss on disposition" of $39.4 million included the non-cash effect of eliminating assets and liabilities of the U.K. Subsidiaries as of the date of deconsolidation, as well as the effect of cumulative currency exchange rate differences on the U.S. investment in the U.K.

In connection with the disposition of the U.K. Subsidiaries, the U.S. entity that owned our interests in the U.K. Subsidiaries recognized a loss on investment. This loss resulted in an estimated U.S. Federal and state income tax benefit of $46.6 million, to be applied against future income tax obligations. In the fourth quarter of 2019, we revised the estimate of our tax basis in the U.K. Subsidiaries, resulting in a $0.6 million addition to the income tax benefit initially recorded in the first quarter of 2019.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019 (unaudited)	December 31, 2018
ASSETS
Cash	$75,242	$61,175
Restricted cash (includes restricted cash of consolidated VIEs of $17,427 and $12,840 as of December 31, 2019 and 2018, respectively)	34,779	25,439
Gross loans receivable (includes loans of consolidated VIEs of $244,492 and $148,876 as of December 31, 2019 and 2018, respectively)	665,828	571,531
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $24,425 and $12,688 as of December 31, 2019 and 2018, respectively)	(106,835)	(73,997)
Loans receivable, net	558,993	497,534
Right of use asset - operating leases	117,453	—
Deferred income taxes	5,055	1,534
Income taxes receivable	11,426	16,741
Prepaid expenses and other	35,890	43,588
Property and equipment, net	70,811	76,750
Goodwill	120,609	119,281
Other intangibles, net of accumulated amortization	33,927	29,784
Other	17,710	12,930
Assets of discontinued operations	—	34,861
Total Assets	$1,081,895	$919,617
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $13,462 and $4,980 as of December 31, 2019 and 2018, respectively)	$60,083	$49,146
Deferred revenue	10,170	9,483
Lease liability - operating leases	124,999	—
Income taxes payable	—	1,579
Accrued interest (includes accrued interest of consolidated VIEs of $871 and $831 as of December 31, 2019 and 2018, respectively)	19,847	20,904
Liability for losses on CSO lender-owned consumer loans	10,623	12,007
Deferred rent	—	10,851
Debt (includes debt and issuance costs of consolidated VIEs of $115,243 and $3,022 as of December 31, 2019 and $111,335 and $3,856 as of December 31, 2018, respectively)	790,544	804,140
Subordinated shareholder debt	—	2,196
Other long-term liabilities	10,664	5,800
Deferred income tax liabilities	4,452	13,730
Liabilities of discontinued operations	—	8,882
Total Liabilities	$1,031,382	$938,718
Stockholders' Equity
Total Stockholders' Equity (Deficit)	$50,513	$(19,101)
Total Liabilities and Stockholders' Equity	$1,081,895	$919,617

Balance Sheet Changes - December 31, 2019 compared to December 31, 2018
Cash - The increase in Cash from December 31, 2018 is primarily due to portfolio optimization in advance of regulatory changes in California impacting our Installment products and lower interest expense compared to the prior year, partially offset by net payments on our Senior Revolver and Non-Recourse Canada SPV Facility and repurchases of our common stock.

Restricted Cash - The increase in Restricted cash from December 31, 2018 is primarily due to increased consumer demand for loans meeting the Non-Recourse Canada SPV Facility criteria as well as restricted cash balances related to Revolve Finance, our new demand deposit account.

Gross Loans Receivable and Allowance for Loan Losses - As noted in "Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to the product mix shift from Single-Pay to Installment and Open-End loans (primarily in Canada).

Right of use asset and lease liability and Deferred rent - Due to the adoption as of January 1, 2019 of ASU No. 2016-02, Leases, which requires lessees to record leases on the balance sheet and disclose key information about leasing arrangements, we had a right of use asset of $117.5 million and a lease liability of $125.0 million as of December 31, 2019.

Fiscal 2020 Outlook - Reconciliations
Reconciliation of Net income from continuing operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures (1) (unaudited)

	Fiscal 2020 Outlook
	Year Ending December 31, 2020
(in thousands, except per share data)	Low	High
Net income from continuing operations	$125,700	$135,500
Adjustments:
Share-based compensation	9,600	9,600
Intangible asset amortization	2,400	2,400
Cumulative tax effect of adjustments	(3,000)	(3,000)
Adjusted Net Income	$134,700	$144,500

Net income	$125,700	$135,500
Diluted Weighted Average Shares Outstanding	43,400	43,100
Diluted Earnings per Share	$2.89	$3.14
Per Share impact of adjustments to Net Income	0.21	0.21
Adjusted Diluted Earnings per Share	$3.10	$3.35

Reconciliation of Net income from continuing operations to EBITDA and Adjusted EBITDA, non-GAAP measures (1) (unaudited)

	Fiscal 2020 Outlook
	Year Ending December 31, 2020
(in thousands)	Low	High
Net income from continuing operations	$125,700	$135,500
Provision for income taxes	44,300	48,000
Interest expense	68,000	69,500
Depreciation and amortization	18,300	18,300
EBITDA	256,300	271,300
Non-cash rent expense and foreign currency exchange rate impact (2)(3)	(900)	(900)
Share-based compensation	9,600	9,600
Adjusted EBITDA	$265,000	$280,000
(1) For a description of each non-GAAP metric, see "Non-GAAP Financial Measures".
(2) We have historically excluded the impact of non-cash rent expense from adjusted earnings metrics. With the adoption of ASU No.2016-02, Leases, effective January 1, 2019, we anticipate the difference between GAAP-basis rent expense and cash rent paid will grow. However, we will continue to adjust for this difference.

(3) We have historically excluded the impact of foreign currency translation and hedges from adjusted earnings metrics. We do not include the impact of any hedge settlement or realized currency gains or losses in our outlook.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in two countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across two countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.

Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Thursday, February 6, 2020. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until February 13, 2020, at 11:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10138582.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final audited data will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our fiscal 2020 outlook, reconciliations to that outlook and its drivers; our expectation that the acquisition of Ad Astra Recovery Services will provide multiple synergies and be accretive to 2020 earnings; and our expectation that, following adoption of ASU No 2016-02, Leases, the difference between GAAP-basis rent expense and cash rent paid will grow. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy and our ability to accurately predict our future financial results. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include errors in our internal forecasts; our level of indebtedness; our ability to integrate acquired businesses; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; actions of regulators and the negative impact of those actions on our business; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus (gain) loss on extinguishment of debt, restructuring and other costs, loss from equity method investment, goodwill and intangible asset impairments, certain legal settlements, certain costs related to the disposition of U.K., transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);

•	Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for, working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.
We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)